U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

   Zolla                            Frederick                 H.
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   (Last)                            (First)              (Middle)

                    c/o Educational Video Conferencing, Inc.
                     35 East Grassy Sprain Road, Suite 200
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                                    (Street)

Yonkers                              New York               10710
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     March 1, 2000
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

               Education Video Conferencing, Inc. ("EVCI"/"EVI")
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Vice President, Corporate Development

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned

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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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


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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

Option to buy            (1)       5/23/04        Common Stock            10,000             $12.25           D
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
Explanation of Responses:

     (1) Option vests as to 5,000 shares on September 15, 2000; and as to 5,000 shares on September 15, 2001.

/s/ Frederick H. Zolla                                     March 6, 2000
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   **Signature of Reporting Person                         Date

   **Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.




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